Sub-Item 77H:
Changes in control of
registrant

FEDERATED CORE
TRUST II, L.P.
(Registrant)

As of May 31, 2015,
Federated Capital
Income Fund is deemed
to be in control of the
Registrant by acquiring
56.95% of the voting
securities of the
Registrant.

As of May 31, 2015,
Federated Strategic
Income Fund has
ceased to be a
controlling person of
the Registrant by
owning less than 25%
of the voting securities
of the Registrant.